Exhibit 99.1

Dream Finders Homes Announces Third Quarter 2026 Results
Record Third Quarter Closings of 1,967
Record Year to Date Closings of 6,127
Record Year to Date Net Sales of 6,352, Up 6%
Jacksonville, FL. — October 29, 2026 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the third quarter ended September 30, 2026.
Third Quarter 2026 Highlights (As Compared to Third Quarter 2025)
•Homebuilding revenues increased 3% to $942 million from $917 million
•Home closings increased 3% to 1,967 from 1,915
•Net sales of 1,712 compared to 2,021. Excluding built-for-rent activity, net sales increased 6%
•Homebuilding gross margin of 14.9% compared to 17.5%
•Adjusted homebuilding gross margin (non-GAAP) of 24.1% compared to 26.7%
•Pre-tax income of $13 million compared to $61 million. Excluding Beazer acquisition costs of $23 million, pre-tax income of $37 million for the three months ended September 30, 2026
•Net income attributable to DFH of $7 million, or less than a one cent loss per basic share, compared to $47 million, or $0.47 per basic share. Excluding Beazer acquisition costs of $23 million, net income attributable to DFH of $27 million, or $0.22 per basic share, for the three months ended September 30, 2026
•Financial services pre-tax income of $8 million compared to $9 million
•Controlled lot pipeline of 52,574 as of September 30, 2026 compared to 63,121 as of December 31, 2025
•Total liquidity of $521 million as of September 30, 2026, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 6.6% compared to 22.0%
•Repurchased 386,103 shares of Class A common stock for $6 million during the three months ended September 30, 2026
•On September 14, 2026, redeemed all 150,000 outstanding shares of redeemable preferred stock for $154 million and issued 225,000 shares of new redeemable preferred stock for net proceeds of $217 million

Management Commentary
Patrick Zalupski, Dream Finders Homes Founder, Co-Chairman and CEO, said, “Buyers faced a challenging summer, as rising mortgage rates further strained affordability and weighed on consumer confidence. I’m proud of how our team navigated these market conditions. We closed 1,967 homes in the quarter, a third-quarter record, and 6,127 homes year-to-date, also a record, while net sales increased 6% compared with the prior year. Margins remain under pressure, and we continue to carefully balance sales pace and price. The operational and cost reduction improvements we outlined last quarter are being implemented across our 365 communities, and we are beginning to see overhead costs trend lower. While these efforts are gaining traction and we saw sequential homebuilding gross margin improvement of 70 bps this quarter, we remain focused on further streamlining our operations, improving efficiency and strengthening our cost structure.
Since quarter end, we completed the Beazer acquisition. Our third-quarter results include $23 million of one-time transaction costs related to the deal, and we expect additional nonrecurring transaction and integration costs in the fourth quarter. Beazer is a transformational acquisition for our Company, and we expect to generate significant synergies and earnings with our increased scale as the 6th largest homebuilder in the United States. We have a detailed integration plan in place and are extremely focused on achieving our fourth-quarter home closing targets. Reducing leverage remains a key priority, and we will provide updates on our progress in the coming quarters. As we evaluate the combined Dream Finders and Beazer land portfolio post-acquisition, we intend to optimize our capital allocation by prioritizing higher margin opportunities and exercising our option to terminate land deals that do not meet our return thresholds. Accordingly, we anticipate recording deal abandonment charges in the fourth quarter as we take steps to strengthen returns and enhance the long-term performance of the combined Company.
Our priorities are straightforward: protecting returns, managing disciplined inventory levels, generating cash and realizing the $100 million cost savings we outlined for Beazer. We are building this Company for the long term, and a tough market won’t change how we make decisions that create lasting value for our shareholders. We reiterate our 2026 full-year guidance of approximately 9,250 home closings.”

Homebuilding
Third Quarter 2026 Results
Homebuilding revenues in the third quarter of 2026 were $942 million, an increase of 3% when compared to the third quarter of 2025. The increase in revenues was primarily driven by an increase in home closings and strategic lot sales and, to a lesser extent, higher revenues from contracts where we build homes on buyer-owned land. The growth was partially offset by a lower average selling price (“ASP”) of homes closed. The decline in ASP of homes closed was largely due to changes in our geographic and product mix during the third quarter of 2026. Additionally, sales incentives as a percentage of homebuilding revenues were lower by 56 basis points (“bps”), or 7%, when compared to the third quarter of 2025.
Homebuilding gross margin percentage in the third quarter of 2026 was 14.9%, compared to 17.5% in the third quarter of 2025. The decrease in homebuilding gross margin percentage was primarily the result of higher land and financing costs, partially offset by direct cost reductions and cycle-time improvements. In addition, inventory impairment charges during the third quarter of 2026 negatively impacted homebuilding gross margin percentage by approximately 70 bps.
Adjusted homebuilding gross margin in the third quarter of 2026 was 24.1%, compared to 26.7% in the third quarter of 2025. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.
Selling, general and administrative expense (“SG&A”) in the third quarter of 2026 increased 32% to $144 million, compared to $110 million in the third quarter of 2025. The SG&A as a percentage of homebuilding revenues (“SG&A %”) in the third quarter of 2026 increased 340 bps to 15.3%, compared to 11.9% in the third quarter of 2025. These increases were mostly due to $23 million of transaction costs incurred by the Company in the third quarter of 2026 related to the Beazer acquisition discussed below and, to a lesser extent, higher costs of our forward commitment programs due to rising mortgage interest rates. Excluding these transaction costs, SG&A and SG&A % were $121 million and 12.8%, respectively, for the third quarter of 2026. To a lesser extent, SG&A % also increased due to lower overhead absorption per active community.
Other income in the third quarter of 2026 included gains on equity securities of $5 million, primarily attributable to unrealized gains from stock price appreciation related to our pre-acquisition investment in Beazer.
Current quarter net income was negatively affected by approximately $3 million due to a higher effective tax rate, primarily from the Beazer transaction costs incurred during the quarter which are nondeductible for tax purposes.
Net sales in the third quarter of 2026 were 1,712, a decrease of 15% compared to 2,021 for the third quarter of 2025. Excluding built-for-rent activity, net sales increased 6% when comparing the third quarter of 2026 to the third quarter of 2025. The cancellation rate in the third quarter of 2026 was 12.7% compared to the third quarter of 2025 cancellation rate of 12.5%.

Third Quarter 2026 Backlog
As of September 30, 2026, DFH had a backlog of 2,064 homes, valued at $1.1 billion, compared to a backlog of 2,319 homes, valued at $1.2 billion as of June 30, 2026. As of September 30, 2026, the ASP of the homes in backlog was $517,900 compared to $497,716 as of June 30, 2026. As of September 30, 2026, approximately 535 homes are expected to be delivered in 2027 and beyond.
The following table shows the homes in backlog and ASP as of September 30, 2026 by homebuilding segment:

	As of September 30, 2026 (unaudited)
Backlog:	Units	ASP
Southeast	895	$508,606
Mid-Atlantic	609	461,614
Midwest	560	593,964
Total	2,064	$517,900

Financial Services
Financial services revenues and income before taxes remained consistent when compared to the three months ended September 30, 2025.
Subsequent Events
Acquisition of Beazer
On October 20, 2026, the Company completed its previously announced acquisition of Beazer Homes USA, Inc. (“Beazer”), in an all-cash transaction with an enterprise value of approximately $2.2 billion. The acquisition expands Dream Finders’ footprint into California, Nevada, Indiana and Delaware, while broadening its presence in the Washington, D.C. metropolitan area, including Maryland, and adding scale in shared markets across Texas, Florida, South Carolina, North Carolina, Georgia and Arizona.
Full Year 2026 Outlook
Dream Finders Homes maintains its guidance of approximately 9,250 home closings for the full year 2026.
About Dream Finders Homes
Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders builds single-family homes throughout the Southeast, Mid-Atlantic, Midwest, Southwest and West, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, California, Nevada, Indiana, Delaware and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly-owned subsidiaries, Dream Finders also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2026 home closings and market conditions, possible or assumed future results of operations, benefits of the Beazer acquisition and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings, including subsequently filed Form 10-Qs, with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share and share amounts)

	September 30, 2026 (unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$245,645	$234,766
Restricted cash	48,357	49,624
Accounts receivable	28,643	39,120
Inventories	2,515,613	2,025,662
Lot deposits	490,166	545,253
Mortgage loans held for sale	169,614	205,089
Other assets	302,022	223,999
Investments in unconsolidated entities	23,009	26,610
Goodwill	377,361	377,361
Total assets	$4,200,430	$3,727,484

Liabilities
Accounts payable	$151,723	$126,130
Accrued liabilities	292,700	321,457
Customer deposits	77,853	69,593
Revolving credit facility and other borrowings	1,237,706	822,296
Senior unsecured notes, net	592,984	591,060
Mortgage warehouse facilities	165,325	192,837
Total liabilities	2,518,291	2,123,373
Mezzanine Equity
Redeemable preferred stock	218,875	148,500
Redeemable noncontrolling interests	29,539	29,539
Equity
Class A common stock, $0.01 par value, 289,000,000 authorized, 37,395,343 and 36,667,477 issued as of September 30, 2026 and December 31, 2025, respectively	374	367
Class B common stock, $0.01 par value, 61,000,000 authorized, 57,726,153 issued as of September 30, 2026 and December 31, 2025	577	577
Accumulated other comprehensive income	1,904	613
Additional paid-in capital	310,090	298,594
Retained earnings	1,207,855	1,173,950
Treasury stock, at cost, 4,586,378 and 2,124,094 shares of Class A common stock as of September 30, 2026 and December 31, 2025, respectively	(88,798)	(49,526)
Total Dream Finders Homes, Inc. stockholders’ equity	1,432,002	1,424,575
Noncontrolling interests	1,723	1,497
Total equity	1,433,725	1,426,072
Total liabilities, mezzanine equity and equity	$4,200,430	$3,727,484

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Homebuilding	$942,340	$916,671	$2,786,143	$2,986,359
Financial services	53,709	53,133	161,169	123,821
Total revenues	996,049	969,804	2,947,312	3,110,180
Homebuilding cost of sales	802,400	755,935	2,381,825	2,457,342
Financial services expense	46,263	45,081	134,213	98,005
Selling, general and administrative expense	144,259	109,509	383,602	360,902
(Income) loss from unconsolidated entities	(1,389)	103	(1,767)	(94)
Contingent consideration revaluation	—	1,786	—	(9,820)
Other income, net	(8,641)	(3,360)	(19,370)	(2,134)
Income before taxes	13,157	60,750	68,809	205,979
Income tax expense	(6,009)	(13,694)	(20,257)	(47,374)
Net income	7,148	47,056	48,552	158,605
Net income attributable to noncontrolling interests	(495)	(59)	(922)	(125)
Net income attributable to Dream Finders Homes, Inc.	$6,653	$46,997	$47,630	$158,480

(Loss) earnings per share
Basic	$(0.00)	$0.47	$0.37	$1.59
Diluted	$(0.00)	$0.47	$0.37	$1.56
Weighted-average number of shares
Basic	90,627,858	92,836,364	91,310,637	93,273,344
Diluted	90,627,858	100,635,669	91,500,375	101,299,599

Dream Finders Homes, Inc.
Other Financial and Operating Data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Other Financial and Operating Data:
Home closings	1,967	1,915	6,127	6,072
Average sales price of homes closed(1)	$459,148	$476,962	$447,830	$485,216
Net sales	1,712	2,021	6,352	5,991
Cancellation rate	12.7%	12.5%	10.2%	12.7%
Homebuilding gross margin (in thousands)(2)	$139,940	$160,736	$404,318	$529,017
Homebuilding gross margin %(3)	14.9%	17.5%	14.5%	17.7%
Adjusted homebuilding gross margin (in thousands)(4)	$227,529	$245,071	$674,586	$800,333
Adjusted homebuilding gross margin %(3)(4)	24.1%	26.7%	24.2%	26.8%
Selling, general and administrative expense %(3)	15.3%	11.9%	13.8%	12.1%
Active communities as of period end(5)			365	283
Backlog - units			2,064	2,619
Backlog - value (in thousands)			$1,068,946	$1,171,041
Net homebuilding debt to net capitalization(4)			48.1%	47.3%
Return on participating equity(6)			6.6%	22.0%
(1)ASP of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock dividends, divided by average beginning and ending total Dream Finders Homes, Inc. shareholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
Home Closings:	Units	ASP	Units	ASP	Units	ASP	Units	ASP
Southeast	737	$452,179	709	$448,352	2,240	$440,198	2,238	$443,712
Mid-Atlantic	592	398,410	570	419,911	1,933	383,027	1,691	439,612
Midwest	638	523,557	636	559,987	1,954	520,684	2,143	564,546
Total	1,967	$459,148	1,915	$476,962	6,127	$447,830	6,072	$485,216

Reconciliation of Non-GAAP Financial Measures
Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.
Adjusted Homebuilding Gross Margin
The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (in thousands, except percentages) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Homebuilding gross margin(1)	$139,940	$160,736	$404,318	$529,017
Interest expense in homebuilding cost of sales(2)	48,880	43,060	153,935	141,062
Amortization in homebuilding cost of sales(3)	(127)	(66)	(538)	1,659
Commission expense	38,836	41,341	116,871	128,595
Adjusted homebuilding gross margin	$227,529	$245,071	$674,586	$800,333
Homebuilding gross margin %(4)	14.9%	17.5%	14.5%	17.7%
Adjusted homebuilding gross margin %(4)	24.1%	26.7%	24.2%	26.8%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, revolving credit facility and other homebuilding-related debt (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.
We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.
As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization
The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (in thousands, except percentages) (unaudited):

	As of September 30, 2026	As of December 31, 2025	As of September 30, 2025
Total debt	$1,996,015	$1,606,193	$1,766,134
Total mezzanine equity	248,414	178,039	178,039
Total equity	1,433,725	1,426,072	1,374,684
Total capitalization	$3,678,154	$3,210,304	$3,318,857
Total debt to total capitalization	54.3%	50.0%	53.2%

Total debt	$1,996,015	$1,606,193	$1,766,134
Less: Mortgage warehouse facilities and other secured borrowings	188,719	217,133	121,712
Less: Cash and cash equivalents	245,645	234,766	251,044
Net homebuilding debt	1,561,651	1,154,294	1,393,378
Total mezzanine equity	248,414	178,039	178,039
Total equity	1,433,725	1,426,072	1,374,684
Net capitalization	$3,243,790	$2,758,405	$2,946,101
Net homebuilding debt to net capitalization	48.1%	41.8%	47.3%
Net homebuilding debt to net capitalization is a non-GAAP financial measure calculated as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments and is a relevant measure of our overall leverage.
Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com